Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

The Board of Directors (“Board”) of First Savings Bank Northwest, Renton, Washington (“Bank”) agrees to take the actions outlined below to correct the less than satisfactory conditions detailed in the Report of Visitation dated October 31, 2011, prepared jointly by Federal Deposit Insurance Corporation (“FDIC”) and Washington State Department of Financial Institutions (“DFI”).

[1]
(a) During the life of this MEMORANDUM, the Bank shall retain management acceptable to the Regional Director of the FDIC San Francisco Regional Office (Regional Director) and the Director of Banks for the State of Washington (Director of Banks).  Such management shall include the following: (i) a chief executive officer with proven ability in managing a bank of comparable size and risk profile; (ii) a chief financial officer with proven ability in all aspects of financial management; and (iii) a senior lending officer with significant lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio.  Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this MEMORANDUM.

(b) During the life of this MEMORANDUM, the Bank shall notify the Regional Director and the Director of Banks in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer.  The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.

(c) The Bank may not add any individual to its board of directors or employ any individual as a senior executive officer if the Regional Director issues a notice of disapproval pursuant to Section 32 of the Act, 12 U.S.C. §1831i.

[2]
Within 60 days from the effective date of this MEMORANDUM, management shall establish a plan to improve the management of interest rate risk (IRR) and strengthen the model used to monitor IRR.  Improvements should include:  modeling of decay rate assumptions for non-maturity deposits; developing bank-specific prepayment rates; reassessing critical assumptions in the IRR model at least annually; and a requirement that the results of these assessments should be reviewed by the Board or ALCO.

[3]
During the life of this MEMORANDUM, the Bank shall maintain a Tier 1 Leverage Capital ratio of no less than 10 percent of the Bank’s adjusted Part 325 total assets.  In addition, during the life of this MEMORANDUM the Bank shall maintain its Total Risk-Based Capital ratio of no less than 12 percent.  Tier 1 Leverage Capital and Part 325 total assets utilized shall be calculated in accordance with prevailing instructions for the preparation of Reports of Condition and Income (Call Reports).

[4]
Within 30 days from the effective date of this MEMORANDUM, the Bank shall maintain an adequate Allowance for Loan and Lease Losses (“ALLL”).  Any deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Call Reports, by a charge to current operating earnings.  The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review.  Upon completion of the review, the bank shall increase and maintain its ALLL consistent with the allowance policy established.  Such policy

[4]	and its implementation shall be satisfactory to the Regional Director and Director of Banks as determined at subsequent examinations or visitations.

[5]
(a) Within 60 days from the effective date of this MEMORANDUM, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank’s lending and credit administration function.  Such policies and their implementation shall be in a form and manner acceptable to the Regional Director and the Director of Banks as determined at subsequent examinations or visitations.

(b) The initial revisions to loan policy and practices, required by this paragraph, at a minimum, shall include the following:
i.
a provision requiring complete loan documentation, repayment terms and current credit information adequate to support the outstanding indebtedness of the borrower.  Such documentation shall include current financial information on a global basis, profit and loss statements or copies of tax returns and cash flow projections;

ii.	a provision establishing limitations on the amount that can be loaned in relation to established collateral values;
iii.	a provision prohibiting concentrations of credit in excess of 25 percent of the bank’s total capital to any borrower and that borrower's related interests; and
iv.	a provision specifying when real estate appraisals must be conducted by an independent third party;

[6]
Within 60 days after the effective date of this MEMORANDUM, the Bank shall develop, adopt, and implement a written policy governing the relationships between the Bank and its affiliates and shall specifically address acceptable volumes and terms of the Bank’s purchase of affiliate/affiliate originated assets; common functional authority between the Bank and affiliates’ directors, officers or employees; and the degree and constraints of functional control originating from outside the Bank.  Such policy and its implementation shall be in a form and manner acceptable to the Regional Director and Director of Banks as determined at subsequent examinations or visitations.

[7]	The Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Director of Banks.

[8]
Within 30 days after the end of the first quarter following the effective date of this MEMORANDUM, and within thirty (30) days after the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Director of Banks detailing the form and manner of any actions taken to secure compliance with this MEMORANDUM and the results thereof.

The provisions of this MEMORANDUM shall be binding upon the Bank, and any institution-affiliated party as such term is defined in section 3(u) of the Act, 12 U.S.C. 1813(u), to include, its directors, officers, employees, agents, successors, assigns, and other persons participating in the conduct of the affairs of the Bank.

This MEMORANDUM shall become effective on the date below.

The provisions of this MEMORANDUM shall remain effective except to the extent that, and until such time as, any provisions of this MEMORANDUM shall have been modified, terminated, suspended, or set aside by the FDIC and Washington State DFI.

Dated this 23rd day of March, 2012.

FEDERAL DEPOSIT INSURANCE CORPORATION	BANK

By: /s/Paul P. Worthing	/s/Victor Karpiak
Paul P. Worthing	Victor Karpiak
Assistant Regional Director

/s/Joann E. Lee
WASHINGTON STATE DEPARTMENT OF	Joann E. Lee
FINANCIAL INSTITUTIONS

By: /s/Richard M. Riccobono	/s/Gary F. Faull
Richard M. Riccobono	Gary F. Faull

Director of Banks
/s/Gerald Edlund
Gerald Edlund

/s/Gary F. Kohlwes
Gary F. Kohlwes

/s/Robert L. Anderson
Robert L. Anderson

/s/M. Scott Gaspard
M. Scott Gaspard

/s/Daniel L. Stevens
Daniel L. Stevens